EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2008 RESULTS

CHERRY HILL, NJ, November 5, 2008 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended September 30, 2008.

Net revenues for the quarter ended September 30, 2008 were $9.2 million, compared to $11.5 million in the second quarter of 2008. Our net loss for the third quarter of 2008 was $(2.0) million or $(0.22) per diluted share, compared to a net loss of $(1.4) million or $(0.15) per diluted share for the second quarter of 2008. The net loss for the third quarter of 2008 included charges for impairment of long-lived assets of $133,000 or $0.01 per diluted share and restructuring charges of $61,000 or $0.01 per diluted share, while the net loss for the second quarter of 2008 included restructuring charges of $200,000 or $.02 per diluted share. The impairment of long-lived assets is related to the planned closure of our Amerang, Germany manufacturing facility which was previously announced and the restructuring charges are the result of one-time termination benefits related to our workforce reductions.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "the continuing weakness and turmoil of the macroeconomic environment has caused a significant reduction in capital spending in the semiconductor industry. This, in turn, has resulted in a decrease in our bookings in the third quarter to $8.2 million, compared to $10.0 million in the second quarter of 2008. With that in mind, we have implemented further restructuring to right-size our operations to the anticipated revenue levels of the foreseeable future. This effort will result in additional restructuring costs in the fourth quarter of 2008. On the positive side, we have begun the integration of Sigma Systems Corporation which we acquired on October 6, 2008. Sigma is a manufacturer of thermal platforms, custom configured environmental chambers and other environmental test solutions. Sigma will be joining inTEST in a strategic fit with Temptronic that will greatly expand our product offerings outside the semiconductor market, including the automotive, medical/pharmaceutical, electronic, and aerospace/defense markets. We expect that this expansion of our business into markets outside of semiconductor capital equipment will greatly enhance our pursuit of profitability in the future."

Investor Conference Call / Webcast Details

As previously announced, inTEST will host a conference call today, Wednesday, November 5, 2008 at 5:00 p.m. EST to discuss the Company's third quarter 2008 results and management's current expectations and views of the industry. The call may also include discussions of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on November, 12, 2008 at www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 300653. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:

	Three Months Ended			Nine Months Ended
	9/30/2008	9/30/2007	6/30/2008	9/30/2008	9/30/2007
Net revenues	$ 9,159	$13,114	$11,497	$31,960	$37,294
Gross margin	2,962	5,112	4,523	11,938	14,100
Operating expenses:
Selling expense	1,863	2,117	2,223	6,180	6,567
Engineering and product development expense	1,235	1,364	1,417	4,062	4,162
General and administrative expense	1,750	1,953	2,040	6,038	6,128
Impairment of long-lived assets	133	-	-	133	-
Restructuring and other charges	61	-	200	261	-
Operating loss	(2,080)	(322)	(1,357)	(4,736)	(2,757)
Other income	85	148	47	167	395
Loss before income taxes	(1,995)	(174)	(1,310)	(4,569)	(2,362)
Income tax expense	37	78	47	146	197
Net loss	(2,032)	(252)	(1,357)	(4,715)	(2,559)

Net loss per share - basic	$(0.22)	$(0.03)	$(0.15)	$(0.51)	$(0.28)
Weighted average shares outstanding - basic	9,337	9,216	9,324	9,323	9,197

Net loss per share - diluted	$(0.22)	$(0.03)	$(0.15)	$(0.51)	$(0.28)
Weighted average shares outstanding - diluted	9,337	9,216	9,324	9,323	9,197

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2008	6/30/2008	12/31/2007
Cash and cash equivalents	$ 9,945	$11,383	$12,215
Trade accounts and notes receivable, net	5,499	6,482	6,034
Inventories	4,447	5,253	5,097
Total current assets	20,720	23,724	24,464
Net property and equipment	1,717	2,005	2,198
Total assets	23,668	26,806	27,723
Accounts payable	2,246	2,657	1,923
Accrued expenses	3,658	3,955	3,545
Total current liabilities	6,215	6,946	5,815
Noncurrent liabilities	307	339	401
Total stockholders' equity	17,146	19,521	21,507